Exhibit 10.4

TAX BENEFIT AGREEMENT

This TAX BENEFIT AGREEMENT (this “Agreement”), is dated as of February 18, 2026, and is among Cardinal Infrastructure Group Inc., a Delaware corporation (including any successor corporation, “PubCo”), Cardinal Civil Contracting Holdings, LLC, a Delaware limited liability company and its subsidiaries (“OpCo”), and Diamond Interests Group, LLC, a Florida limited liability company (“Seller”).

RECITALS

WHEREAS, the parties hereto have entered into that certain Membership Interest Purchase and Contribution Agreement, dated effective as of the date hereof (the “MIPA”), as a result of which the Seller (i) contributed to OpCo certain membership interests in A.L. Grading Contractors, LLC (the “Company”) in exchange for certain equity interests in OpCo in a tax-deferred transaction governed by Section 721(a) of the Code (the “Tax-Deferred Transaction”), and (ii) sold certain membership interests in the Company to OpCo in exchange for Class B common stock of PubCo and cash from OpCo in a transaction treated as taxable sale of a portion of the assets of the Company under Section 1001 of the Code (the “Taxable Transaction,” and together with the Tax-Deferred Transaction, the “Transaction”);

WHEREAS, PubCo is the sole managing member of OpCo, which is classified as a partnership for U.S. federal income Tax purposes;

WHEREAS, as a result of the Transaction, PubCo will be entitled to tax benefits relating to an undivided interests in each of the assets of the Company deemed purchased in the Taxable Transaction for U.S. federal income tax purposes;

WHEREAS, PubCo’s allocable share of the income, gain, loss, expense and other Tax items of OpCo may be affected by the (i) Basis Adjustments (as defined herein) and (ii) Imputed Interest (as defined herein) (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the notional effect of the Tax Attributes on the liability of PubCo for Taxes.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.2(b) of this Agreement.

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset as a result of the Taxable Transaction.

“Basis Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have the correlative meaning.

“Blended Rate” means, with respect to any Taxable Year, the sum of the effective rates of Tax (for the avoidance of doubt, taking into account any U.S. federal benefit of the state or local tax deduction) imposed on the aggregate net income of PubCo in each state or local jurisdiction in which PubCo files Tax Returns for such Taxable Year, with the effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise PubCo Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of the Blended Rate for a Taxable Year, if PubCo solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45% respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Board” means the Board of Directors of PubCo.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock of PubCo or (b) a Person or group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power in such Person or held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of PubCo then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by PubCo’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale; or

(v) PubCo ceases to be the sole managing member of OpCo.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo, up to and including such Taxable Year, reduced, but not below zero, by the cumulative amount of Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such calculation; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, and shall include any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) SOFR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of PubCo using the same methods, elections, conventions and similar practices used on the relevant IRS Form 1120 (or any successor form) but, in the determination of the liability, (a) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, and (b) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute as applicable. For the avoidance of doubt, the basis of the Reference Assets in the aggregate for purposes of determining the Hypothetical Tax Liability can never be less than zero.

“ICC” has the meaning set forth in Section 7.9 of this Agreement.

“Imputed Interest” shall mean any interest imputed under Sections 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to OpCo’s payment obligations under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under applicable laws and the standards of the principal U.S. securities exchange on which the Class A Shares are traded or quoted.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Material Breach” has the meaning set forth in Section 4.1(b) of this Agreement.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“MIPA” has the meaning set forth in the Recitals of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset immediately following the Taxable Transaction, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Notional Tax Liability” means, with respect to any Taxable Year, the product of (i) the net taxable income, for U.S. federal income Tax purposes, of PubCo, assuming, solely for the purposes of this definition, that Pubco had been allocated 80% of OpCo’s total amortization and depreciation deductions for the Taxable Year in respect of any Basis Adjustments, irrespective of actual allocation(s), and (ii) the Blended Rate.

“Objection Notice” has the meaning set forth in Section 2.2(a) of this Agreement.

“OpCo” has the meaning set forth in the Preamble to this Agreement.

“OpCo Agreement” means, with respect to OpCo, the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Investors” means any of the individuals or entities listed on Schedule I of the Tax Receivable Agreement and any of their Affiliates.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“PubCo” has the meaning set forth in the Preamble to this Agreement.

“PubCo Return” means the U.S. federal and/or state and/or local Tax Return, as applicable, of PubCo filed with respect to Taxes of any Taxable Year.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Notional Tax Liability. If all or a portion of the Notional Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Notional Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Notional Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.2(a) of this Agreement.

“Reference Asset” means an undivided interest in each of the assets which are held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, deemed purchased in the Taxable Transaction. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule (including an Amended Schedule, if any); or (iii) the Early Termination Schedule.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the secured overnight financing rate, on the date two (2) Business Days prior to the first day of such month, as reported by the Wall Street Journal; provided, that at no time shall SOFR be less than 0%. In the event PubCo determines that SOFR ceases to be a widely recognized benchmark rate, PubCo and Seller shall jointly select an alternate benchmark rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace SOFR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of PubCo and Seller , as may be necessary or appropriate, in the reasonable judgment of PubCo and Seller, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for OpCo, such Replacement Rate shall be applied as otherwise reasonably determined by PubCo and Seller.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax” or “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including, for the avoidance of doubt, any corporate alternative minimum tax, and any interest related to any such Taxes.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.3(a) of this Agreement.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement by and among PubCo, Opco, and certain persons named therein dated as of December 9, 2025.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of PubCo as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Transaction” has the meaning set forth in the Recitals of this Agreement.

“Tax-Deferred Transaction” has the meaning set forth in the Recitals of this Agreement.

“Taxable Transaction” has the meaning set forth in the Recitals of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date:

(i) PubCo will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii) loss carryovers generated by deductions arising from any Tax Attributes that are available as of the date of such Early Termination Date will be used by the PubCo on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such loss carryovers or (y) the fifteenth (15th) anniversary of the Early Termination Date;

(iii) the U.S. federal, state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in the prior Taxable Year;

(iv) any non-amortizable assets (other than equity interest in any subsidiary that is treated as an association taxable as a corporation for U.S. federal income Tax purposes) will be disposed of on the fifteenth (15th) anniversary of the date of this Agreement and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary) (other than equity interest in any subsidiary that is treated as an association taxable as a corporation for U.S. federal income Tax purposes);

(v) with respect to Taxable Years where the Payment Date has passed, any unpaid Tax Benefit Payments and any applicable interest will be paid on the Early Termination Date at the Default Rate; and

(vi) each Tax Benefit Payment for the relevant Taxable Year will be due and payable and satisfied on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of PubCo.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

SECTION 2.1 Basis and Tax Benefit Schedules.

(a) Basis Schedule. Within one hundred and eighty (180) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of PubCo for each relevant Taxable Year, PubCo shall deliver to Seller a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Basis Adjustment with respect to the Reference Assets calculated in the aggregate, (ii) the Non-Stepped Up Tax Basis of the Reference Assets as immediately prior to the Transaction, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. A Basis Schedule will become final and binding on the parties pursuant to the procedures set forth in Section 2.2(a) and may be amended by the parties pursuant to the procedures set forth in Section 2.2(b) (subject to the procedures set forth in Section 2.2(b)). All incremental out-of-pocket costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for Seller in compliance with this Agreement shall be borne by Seller.

(b) Tax Benefit Schedule. Within one hundred and eighty (180) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of PubCo for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment, PubCo shall provide to Seller a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment or the Realized Tax Detriment, as applicable, for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b) (subject to the procedures set forth in Section 2.2(b)).

(c) Applicable Principles. The Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure a notional decrease (or increase) in the liability for Taxes of PubCo for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology, assuming an 80% allocation to PubCo of OpCo’s amortization and depreciation deductions in respect of any Basis Adjustments. For the avoidance of doubt, for purposes of calculating the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year, any deductions and losses attributable to the Tax Attributes (assuming an 80% allocation to PubCo of OpCo’s amortization and depreciation deductions in respect of any Basis Adjustments) shall be deemed used after all tax attributes covered by the Tax Receivable Agreement. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the Basis Adjustments will be treated as subsequent upward purchase price adjustments with respect to an undivided interest in each of the assets of the Company deemed purchased in the Taxable Transaction that have the effect of creating additional Basis Adjustments to the Reference Assets for OpCo in the year of payment, (B) as a result, any additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, and (C) the Notional Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

SECTION 2.2 Procedures, Amendments.

(a) Procedure. Every time PubCo delivers to Seller an applicable Schedule under this Agreement, including any Amended Schedule, PubCo shall also (x) deliver to Seller supporting schedules and work papers, as determined by PubCo or as reasonably requested by Seller, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing such Schedule and (y) allow Seller reasonable access at no cost to the appropriate representatives at PubCo, as determined by PubCo or as reasonably requested by Seller, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, PubCo shall ensure that any Tax Benefit Schedule that is delivered to Seller, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Notional Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which Seller is treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless Seller (i) within thirty (30) calendar days from such date provides PubCo with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by PubCo. If PubCo and Seller, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by PubCo of an Objection Notice, PubCo and Seller shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by PubCo (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional information relating to a Taxable Year after the date the Schedule was provided to Seller, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust the Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). PubCo shall provide an Amended Schedule to Seller when PubCo delivers the Basis Schedule for the following Taxable Year.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to Seller becomes final in accordance with Section 2.2(a) and Section 7.9, if applicable, OpCo shall pay Seller for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by Seller to OpCo or as otherwise agreed by OpCo and Seller. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments. Seller shall not be required to make a payment or return a payment to OpCo in respect of any portion of any Tax Benefit Payment previously paid to Seller (including any portion of any Early Termination Payment); provided, however, that for the avoidance of doubt, if OpCo makes a payment to Seller under this Agreement in an amount that exceeds the amount that should have been paid to Seller (including after taking into account any Determination that would have changed the Net Tax Benefit or any other calculation under this Agreement in any prior Taxable Year), then the amount of such excess shall offset and reduce, dollar-for-dollar, any future payments payable to Seller under this Agreement.

(b) A “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration for the undivided interests in the assets of the Company deemed purchased in the Taxable Transaction, unless otherwise required by law. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts). The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of PubCo with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a).

SECTION 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

ARTICLE IV

TERMINATION

SECTION 4.1 Early Termination of Agreement; Breach of Agreement.

(a) OpCo may (with approval of a majority of the Independent Directors) terminate this Agreement with respect to all amounts payable to Seller at any time by paying to Seller the Early Termination Payment; provided, however, that this Agreement shall only terminate with respect to Seller upon the receipt of the Early Termination Payment by Seller, and provided, further, that OpCo may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by OpCo, OpCo shall have no further payment obligations under this Agreement with respect to Seller, other than for any (a) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).

(b) In the event that (1) OpCo or PubCo breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, unless otherwise waived in writing by Seller (any such breach to the extent not waived, a “Material Breach”) or (2)(A) PubCo shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against PubCo any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (x) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (y) any Tax Benefit Payment due and payable and that remains unpaid as of the date of a breach, and (z) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by OpCo pursuant to this sentence. Notwithstanding the foregoing, in the event that OpCo or PubCo breaches this Agreement and such breach is a Material Breach, to the fullest extent permitted by applicable law, Seller shall be entitled to elect to receive the amounts set forth in clauses (x), (y) and (z) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within sixty (60) calendar days of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within sixty (60) calendar days of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if OpCo fails to make any Tax Benefit Payment when due to the extent that OpCo has insufficient funds to make such payment and cannot take commercially reasonable efforts to obtain funds to make such payment; provided, that the interest provisions of Section 5.2 shall apply to such late payment (unless PubCo does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). OpCo shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.

(c) In the event of a Change of Control, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and utilizing the Valuation Assumptions by substituting in each case the terms “the closing date of a Change of Control” in each place where the phrase “Early Termination Date” appears. Such obligations shall include (1) the Early Termination Payments calculated as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of such Change of Control (except to the extent any amounts described in clause (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutatis mutandis.

SECTION 4.2 Early Termination Notice. If OpCo chooses to exercise its right of early termination under Section 4.1(a) above, OpCo shall deliver to Seller notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying OpCo’s intention to exercise such right under either clause (i) or (ii) thereof and showing in reasonable detail the calculation of the Early Termination Payment(s) due for Seller. An Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which Seller is treated as having received such Early Termination Schedule or amendment thereto under Section 7.1 unless Seller (i) within thirty (30) calendar days after such date provides OpCo with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by OpCo. If OpCo and Seller, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by OpCo of the Material Objection Notice, OpCo and Seller shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

SECTION 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, OpCo shall pay to Seller an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by Seller or as otherwise agreed by OpCo and Seller or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by Seller to OpCo.

(b) “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by OpCo beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of PubCo.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment required to be made by PubCo to Seller under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of PubCo, OpCo and their Subsidiaries and the Tax Receivable Agreement (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of OpCo that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of Seller, and OpCo shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that PubCo or any of its Affiliates enters into future Tax receivable or other similar agreements, other than joinders to the Tax Receivable Agreement (“Future TRAs”), PubCo shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

SECTION 5.2 Late Payments by OpCo. Subject to the proviso in the penultimate sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to Seller when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of Notional payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 6.1 Participation in PubCo’s and OpCo’s Tax Matters. PubCo shall promptly notify Seller of, and keep Seller reasonably informed with respect to, the portion of any audit of PubCo, OpCo and each of their direct or indirect Subsidiaries, by a Taxing Authority the outcome of which is reasonably expected to materially affect Seller’s rights and obligations under this Agreement. For so long as Seller (or any of its Affiliates) is a party to this Agreement, Seller shall have the right to be reasonably informed and to monitor at its own expense (but not to control) any portion of any audit of PubCo, OpCo and each of their direct or indirect Subsidiaries, by a Taxing Authority the outcome of which is reasonably expected to materially affect either the Seller’s rights and obligations under this Agreement. PubCo shall (a) provide to Seller reasonable opportunity to provide information and other input to PubCo and their advisors concerning the conduct of any such portion of such audit and (b) not settle or fail to contest any issue in any such portion of such audit without the prior written consent of Seller (or such Affiliate), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that PubCo shall not be required to take any action in connection with such audit that is inconsistent with any provision of this Agreement, the MIPA, or the OpCo Agreement. For the avoidance of doubt, to the extent an assignee of Seller became a party to this Agreement pursuant to Section 7.6, such assignee shall not have any right to participate in any audit under this Section 6.1. If Seller fails to respond to any notice with respect to the settlement of any such issue within fifteen (15) calendar days of its receipt of the applicable notice, Seller shall be deemed to have consented to the proposed settlement or other disposition. To the extent there is a conflict between this Agreement and the OpCo Agreement as it relates to tax matters concerning U.S. federal, state and local and foreign income Taxes and PubCo and OpCo, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, this Agreement shall control.

SECTION 6.2 Consistency. OpCo, PubCo and Seller agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by PubCo in any Schedule required to be provided by or on behalf of PubCo under this Agreement unless otherwise required by law. OpCo and PubCo shall (and shall cause OpCo’s Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of Seller under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

SECTION 6.3 Cooperation. Seller shall (a) use its commercially reasonable efforts to furnish to OpCo and PubCo in a timely manner such information, documents and other materials as OpCo or PubCo may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to OpCo, PubCo and their representatives to provide explanations of documents and materials and such other information as OpCo, PubCo or their representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and OpCo or PubCo, as applicable, shall reimburse Seller for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of Seller, OpCo or PubCo, as applicable, shall cooperate in taking any action reasonably requested by Seller in connection with its Tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by email with confirmation of transmission by the transmitting equipment, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) three calendar days after mailing by certified or registered mail, postage prepaid and return receipt requested. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to PubCo or OpCo, to:

Cardinal Infrastructure Group Inc.

Cardinal Civil Contracting Holdings, LLC

100 E. Six Forks Rd., Suite 300

Raleigh, NC 27609

Attention: Mike Rowe

Email: mrowe@cardinalcivil.com

with a copy to:

Willkie Farr & Gallagher LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Edward S. Best, Esq.

Email: ebest@willkie.com

If to Seller, to the addresses, fax number and email address set forth in the records of OpCo (or the signature pages hereto if not a member of OpCo).

Any party may change its address or email by giving the other party written notice of its new address or email in the manner set forth above.

SECTION 7.2 Counterparts. This Agreement may be executed in one or more counterparts (including counterparts transmitted electronically in portable document format (pdf)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. Electronic signatures shall be a valid method of executing this Agreement.

SECTION 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

SECTION 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.6 Successors; Assignment; Amendments; Waivers.

(a) Seller may not assign, sell, pledge, or otherwise alienate or transfer any of its interests in this Agreement, including the right to receive Tax Benefit Payments under this Agreement, to any Person, except with the prior written consent of the Board;

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of PubCo (following approval of a majority of the Independent Directors) and by Seller.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. PubCo and OpCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo and OpCo, as applicable, would be required to perform if no such succession had taken place.

SECTION 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.8 Jurisdiction; Waiver of Jury Trial. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 7.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.9 Reconciliation. In the event that PubCo and Seller are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Sections 2.3 and 4.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert, acting as an expert and not as an arbitrator (the “Expert”) in the particular area of disagreement mutually acceptable to PubCo and the Seller . The Expert shall be a nationally recognized accounting or law firm, and unless PubCo and Seller agree otherwise, the Expert shall not have any material relationship with PubCo or Seller or a potential conflict of interest. If PubCo and Seller are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement (and, if applicable, the selection by the ICC) of such Expert or amending any Tax Return shall be borne by PubCo except as provided in the next sentence. PubCo and Seller shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts Seller’s position, in which case PubCo shall reimburse Seller for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts PubCo’s position, in which case Seller shall reimburse PubCo for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on PubCo and Seller and may be entered and enforced in any court having jurisdiction.

SECTION 7.10 Withholding. OpCo shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as OpCo is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that OpCo shall have first notified Seller of its intent to deduct or withhold, and OpCo and Seller shall have discussed in good faith whether such Taxes can be mitigated to the extent permitted under applicable law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by OpCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Seller shall promptly provide OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W- 8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law.

SECTION 7.11 Admission of PubCo into a Consolidated Group; Transfers of Assets

(a) If PubCo is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If OpCo transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

SECTION 7.12 Confidentiality.

(a) Subject to the last sentence of Section 6.3, Seller, and each of its assignees, acknowledge and agree that the information of OpCo and PubCo is confidential and, except in the course of performing any duties as necessary for OpCo, PubCo and their Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of OpCo, PubCo and their Affiliates and successors, concerning OpCo and its Affiliates and successors, learned by Seller heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by PubCo or any of its Affiliates, becomes public knowledge (except as a result of an act of the Seller in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) to the extent necessary for Seller or its direct or indirect owners to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns, (B) by Seller to its Affiliates and its and their respective employees, directors, counsel and advisors on a confidential basis, (C) as may be proper in the course of performing Seller’s obligations, or monitoring or enforcing Seller’s rights, under this Agreement, (D) to any bona fide prospective assignee of Seller’s rights under this Agreement, or prospective merger or other business combination partner of Seller, provided, that such assignee or merger partner agrees to be bound by the provisions of this Section 7.12, or (E) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation. Notwithstanding anything to the contrary herein, Seller and each of its assignees (and each employee or other agent of Seller or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of PubCo, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to Seller relating to such Tax treatment and Tax structure.

(b) If Seller or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, OpCo and PubCo shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to OpCo or PubCo, as applicable, or any of their Subsidiaries or Seller and the accounts and funds managed by PubCo or OpCo and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

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IN WITNESS WHEREOF, PubCo and Seller have duly executed this Agreement as of the date first written above.

PubCo:

CARDINAL INFRASTRUCTURE GROUP INC.

By:	/s/ Jeremy S. Spivey
Name:	Jeremy S. Spivey
Title:	Authorized Representative

OpCo:

CARDINAL CIVIL CONTRACTING HOLDINGS, LLC

By:	/s/ Jeremy S. Spivey
Name:	Jeremy S. Spivey
Title:	Authorized Representative

Seller:

DIAMOND INTERESTS GROUP, LLC

By:	/s/ Anthony L. Wood Jr.
Name:	Anthony L. Wood Jr.
Title:	Authorized Representative